Exhibit 4.1

BIOJECT MEDICAL TECHNOLOGIES INC.

FIFTH AMENDMENT TO RIGHTS AGREEMENT

This Fifth Amendment to Rights Agreement, dated as of January 8, 2010 (this “Fifth Amendment”), is made between Bioject Medical Technologies Inc., an Oregon corporation (the “Company”), and American Stock Transfer & Trust Company (the “Rights Agent”), to amend the Rights Agreement, dated as of July 1, 2002, between the Company and the Rights Agent, as amended by the First Amendment to Rights Agreement dated as of October 8, 2002; the Second Amendment to Rights Agreement dated as of November 15, 2004; the Third Amendment to Rights Agreement dated as of March 8, 2006; and the Fourth Amendment to Rights Agreement dated as of November 20, 2007 (the “Rights Agreement”).

Recitals

A.	The Company and the Rights Agent have entered into the Rights Agreement.

B.	The Board of Directors of the Company adopted resolutions on December 18, 2009 to amend the Rights Agreement as stated below and in accordance with Section 26 thereof.

C.	The Company has directed the Rights Agent to adopt this Fifth Amendment.

Agreement

In consideration of the mutual agreements set forth herein, the parties agree as follows:

1.	Section 7(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

“(a) At any time after the Distribution Date and at or prior to the earlier of (i) the Close of Business on January 10, 2010 or such later date as may be established by the Board of Directors prior to the expiration of the Rights (the “Final Expiration Date”) or (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), subject to Section 7(e), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Sections 9(c), 11(a)(iii) and 23(a) and exchange provisions in Section 24 hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each Right that is exercised.”

2.	The Rights Agreement will remain in full force and effect without amendment except this Fifth Amendment and any other amendment made in accordance with Section 26 of the Rights Agreement. All references in the Rights Agreement to “this Agreement” or the “Agreement” or “hereof” and all references in this Fifth Amendment to the Agreement will hereafter be deemed to be references to the Rights Agreement as amended by this Fifth Amendment and any other amendment made in accordance with Section 26 of the Rights Agreement. All terms used but not defined in this Fifth Amendment have the meanings ascribed to them in the Rights Agreement.

The parties hereto have caused this Fifth Amendment to be duly executed as of the day and year first above written.

BIOJECT MEDICAL TECHNOLOGIES INC.

By:	/s/ Christine Farrell
Name:	Christine Farrell
Title:	Vice President of Finance

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President

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